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                                   EXHIBIT 2.2

                              CERTIFICATE OF MERGER

                                     MERGING

                                 QT CORPORATION

                                  WITH AND INTO

                                 SPEEDSIM, INC.

                        ________________________________

           Pursuant to Section 251 of the General Corporation Law of
                              the State of Delaware
                        ________________________________

     SpeedSim, Inc., a Delaware corporation ("SpeedSim"), DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST: That SpeedSim was incorporated on February 1, 1995, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and QT
Corporation. ("QT") was incorporated on January 10, 1997 pursuant to the Delaware Law.

     SECOND: That an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of January 16, 1997, among Quickturn Design Systems, Inc., a Delaware corporation, SpeedSim and QT, setting forth the terms and conditions of the merger of QT with and into SpeedSim (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware Law.

     THIRD: That the surviving corporation (the "Surviving Corporation") shall be SpeedSim, which shall retain the name "SpeedSim, Inc."

     FOURTH: That pursuant to the Reorganization Agreement, the Certificate of Incorporation of SpeedSim, Inc. shall be amended on the date of the Merger to read in its entirety as set forth on EXHIBIT A attached hereto.

From and after the effective time of the Merger, the Certificate of Incorporation of SpeedSim, as so amended, shall continue to be the Certificate of Incorporation of the surviving corporation, until amended as provided by law.


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      FIFTH:  That an executed copy of the Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                    11 School Street
                    North Chelmsford, Massachusetts 01863

     SIXTH: That a copy of the Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, SpeedSim has caused this Certificate of Merger to be executed in its corporate name as of the 7th day of February 1997.

                         SPEEDSIM, INC.



                         By: /s/ Donald McInnis
                             ----------------------------------------------
                             Donald McInnis
                             President



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                                    EXHIBIT A

                          CERTIFICATE OF INCORPORATION
                                       OF
                                 SPEEDSIM, INC.



                                   ARTICLE 1.

          The name of the corporation is SpeedSim, Inc. (the "Corporation").

                                   ARTICLE 2.

          The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE 3.

          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE 4.

          The total number of shares of stock which the corporation shall have authority to issue is Ten Thousand (10,000) and the par value of each of such shares is One Cent ($.01) amounting in the aggregate to One Hundred Dollars ($100.00).

                                   ARTICLE 5.

          The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

                                   ARTICLE 6.

          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.


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                                   ARTICLE 7.

          The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.


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